                   ML FUTURES INVESTMENTS L.P.
                   (A DELAWARE LIMITED PARTNERSHIP)


                   Financial Statements for the years ended
                   December 31, 2001, 2000 and 1999
                   and Independent Auditors' Report







[LOGO]MERRILL LYNCH

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)



TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS:

  Statements of Financial Condition as of December 31, 2001 and 2000          2

  Statements of Operations for the years ended December 31,
    2001, 2000 and 1999                                                       3

  Statements of Changes in Partners' Capital for the years ended
    December 31, 2001, 2000 and 1999                                          4

  Financial Data Highlights for the year ended December 31, 2001              5

  Notes to Financial Statements                                            6-11

INDEPENDENT AUDITORS' REPORT



To the Partners of
ML Futures Investments L.P.:

We have audited the accompanying statements of financial condition of ML Futures Investments L.P. (the "Partnership") as of December 31, 2001 and 2000 and the related statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 2001 and the financial data highlights for the year ended December 31, 2001. These financial statements and financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements and financial data highlights present fairly, in all material respects, the financial position of ML Futures Investments L.P. as of December 31, 2001 and 2000, and the results of its operations and changes in its partners' capital and the financial data highlights for each of the periods presented, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP


New York, New York
February 5, 2002

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)


STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2001 AND 2000

                                                                      2001              2000
                                                                ---------------    ---------------
ASSETS

Investment in MM LLC (Note 6)                                    $  12,802,184      $  14,260,889
Receivable from investment in MM LLC (Note 6)                           93,869            250,414
                                                                ---------------    ---------------

            TOTAL                                                $  12,896,053      $  14,511,303
                                                                ===============    ===============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
    Redemptions payable (Note 1)                                 $      93,869      $     250,414
                                                                ---------------    ---------------

        Total liabilities                                               93,869            250,414
                                                                ---------------    ---------------

PARTNERS' CAPITAL:
    General Partner (540 Units and 613 Units)                          136,997            154,104
    Limited Partners (49,922 Units and 56,108 Units)                12,665,187         14,106,785
                                                                ---------------    ---------------

        Total partners' capital                                     12,802,184         14,260,889
                                                                ---------------    ---------------

            TOTAL                                                $  12,896,053      $  14,511,303
                                                                ===============    ===============

NET ASSET VALUE PER UNIT
   (Based on 50,462 and 56,721 Units outstanding)                $      253.70      $      251.42
                                                                ===============    ===============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                     2001               2000               1999
                                                                ---------------    ---------------    ---------------
INCOME (LOSS) FROM INVESTMENT (Note 6)                           $     131,917      $     708,390      $    (235,974)
                                                                ---------------    ---------------    ---------------

NET INCOME (LOSS)                                                $     131,917      $     708,390      $    (235,974)
                                                                ===============    ===============    ===============

NET INCOME (LOSS) PER UNIT:

  Weighted average number of General Partner
    and Limited Partner Units outstanding (Note 5)                      53,319             63,836             80,243
                                                                ===============    ===============    ===============

  Net income (loss) per weighted average
    General Partner and Limited Partner Unit                     $        2.47      $       11.10      $       (2.94)
                                                                ===============    ===============    ===============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                               UNITS          GENERAL PARTNER      LIMITED PARTNERS            TOTAL
                                          ---------------    -----------------    ------------------      ---------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1998                               87,302      $       247,344      $     20,779,919        $  21,027,263


Net loss                                         -                     (2,886)             (233,088)            (235,974)


Redemptions                                      (15,669)             -                  (3,739,335)          (3,739,335)
                                          ---------------    -----------------    ------------------      ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1999                               71,633              244,458            16,807,496           17,051,954


Net income                                       -                      7,845               700,545              708,390

Redemptions                                      (14,912)             (98,199)           (3,401,256)          (3,499,455)
                                          ---------------    -----------------    ------------------      ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2000                               56,721              154,104            14,106,785           14,260,889


Net income                                       -                      2,401               129,516              131,917

Redemptions                                       (6,259)             (19,508)           (1,571,114)          (1,590,622)
                                          ---------------    -----------------    ------------------      ---------------

PARTNERS' CAPITAL,
  DECEMBER 31, 2001                               50,462      $       136,997      $     12,665,187        $  12,802,184
                                          ===============    =================    ==================      ===============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)


FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2001

The following per unit data and ratios have been derived from information provided in the financial statements.

                                                                       2001
                                                                   ------------
Increase (Decrease) in Net Asset Value

PER UNIT OPERATING PERFORMANCE:
-------------------------------

Net asset value, beginning of period                                $   251.42

Realized trading profit                                                  37.67
Change in unrealized                                                    (16.57)
Interest income                                                           8.79
Expenses                                                                (27.61)
                                                                   ------------

Net asset value, end of period                                      $   253.70
                                                                   ============

Total investment return, compounded monthly                               0.91%
                                                                   ============

RATIOS TO AVERAGE NET ASSETS:
-----------------------------

Expenses                                                                 10.85%
                                                                   ============

Net income                                                                0.97%
                                                                   ============

See notes to financial statements.

ML FUTURES INVESTMENTS L.P.
(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    ML Futures Investments L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on November 14, 1988 and commenced trading activities on March 1, 1989. The Partnership engages, through an investment in a limited liability company (see below), in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. MLIM Alternative Strategies LLC ("MLIM AS LLC"), formerly Merrill Lynch Investment Partners Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM") which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), the successor to Merrill Lynch Futures Inc. ("MLF") by merger, is the Partnership's commodity broker. MLIM AS LLC has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIM AS LLC and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

    Effective May 31, 2001, MLIP converted to a Delaware limited liability company and changed its name. Effective August 14, 2001, Merrill Lynch Group, Inc. contributed all of the issued and outstanding shares of MLIM AS LLC to its affiliate MLIM in a tax-free reorganization. All of the officers of MLIP at the time continued with their former roles with MLIM AS LLC. The changes had no impact on the Partnership's investors. Effective November 2, 2001, MLF merged into its affiliate, MLPF&S, a wholly owned subsidiary of Merrill Lynch. MLPF&S became the successor party to the agreements between MLF and the Partnership. The terms of the agreements remained unchanged and the merger had no effect on the terms on which the Partnership's transactions were executed.

    Many of the multi-advisor funds (the "Multi-Advisor Funds") sponsored by MLIM AS LLC, including the Partnership, allocate their assets to a number of the same independent advisors (the "Advisors"). These Multi-Advisor Funds invest in a limited liability company, ML Multi-Manager Portfolio LLC ("MM LLC"), a Delaware limited liability company, which operates a single account with each Advisor selected. MM LLC is managed by MLIM AS LLC, has no investors other than the Multi-Advisor Funds and serves solely as the vehicle through which the assets of such Multi-Advisor Funds are combined in order to be managed through single rather than multiple accounts. As of September 2000, two additional Multi-Advisor Funds were added to MM LLC. The placement of assets into MM LLC did not change the operations or fee structure of the Partnership. The following notes relate to the operation of the Partnership through its investment in MM LLC. The administrative authority over the Partnership remains with MLIM AS LLC. MLIM AS LLC, on an ongoing basis, may change the number of Multi-Advisor Funds investing in MM LLC. As of December 2001, 2000 and 1999, the Partnership's percentage ownership share of MM LLC was 6.35%, 5.76% and 17.40%, respectively.

    MLIM AS LLC selects the Advisors to manage MM LLC's assets, and allocates and reallocates such trading assets among existing, replacement and additional Advisors.

    ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH MANAGEMENT

    As of June 2000, the Partnership, through MM LLC, began an Income Enhancement Program, whereas, a portion of its assets could be invested in Commercial Paper. This was done to improve the yield on the cash assets not required for margin for trading purposes at MLPF&S. These holdings generally have maturities of 30, 60 or 90 days and are held to maturity. As of December 31, 2001, the Income Enhancement Program is inactive.

    REVENUE RECOGNITION

    Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in net unrealized profit (loss) on open contracts in the Statements of Financial Condition of MM LLC at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations of MM LLC. See Note 6 for discussion of revenue recognition for the Partnership's investment in MM LLC.

    FOREIGN CURRENCY TRANSACTIONS

    The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar through MM LLC. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

    OPERATING EXPENSES

    MLIM AS LLC pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIM AS LLC receives an administrative fee as well as a portion of the brokerage commissions paid to MLPF&S, by the Partnership, through MM LLC (see Note 3).

    No selling commissions have been or are paid directly by Limited Partners. All selling commissions are paid by MLIM AS LLC.

    INCOME TAXES

    No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

    DISTRIBUTIONS

    The Limited Partners are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2001, 2000 or 1999.

    REDEMPTIONS

    A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

    DISSOLUTION OF THE PARTNERSHIP

    The Partnership will terminate on December 31, 2008 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.  CONDENSED SCHEDULE OF INVESTMENTS

    In March 2001, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 01-1, "Amendment to Scope of Statement of Position 95-2,
    Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools" effective for fiscal years ending after December 15, 2001. Accordingly, commodity pools are now required to include a condensed schedule of investments identifying those investments, which constitute more than 5% of net assets, taking long and short positions into account separately.

    The Partnership's investments, through MM LLC, defined as Net unrealized profit on open contracts in the Statement of Financial Condition of MM LLC, as of December 31, 2001 is as follows.

                                         LONG POSTIONS                SHORT POSITIONS
                                         -------------                ---------------           NET UNREALIZED
                                    UNREALIZED    PERCENT OF      UNREALIZED     PERCENT OF    PROFIT (LOSS) ON   PERCENT OF
COMMODITY INDUSTRY SECTOR         PROFIT (LOSS)   NET ASSETS     PROFIT (LOSS)   NET ASSETS     OPEN POSITIONS    NET ASSETS
-------------------------         -------------   ----------     -------------   ----------     --------------    ----------
Agriculture                            $ (98,523)   -0.05%            $ 278,886    0.14%               $ 180,363     0.09%
Currencies                              (518,547)   -0.26%            3,164,842    1.57%               2,646,295     1.31%
Energy                                    (8,555)    0.00%             (109,665)  -0.05%                (118,220)   -0.06%
Interest rates                          (310,862)   -0.15%              159,725    0.08%                (151,137)   -0.08%
Metals                                  (227,476)   -0.11%             (421,110)  -0.21%                (648,586)   -0.32%
Stock indices                            151,168     0.08%               17,656    0.01%                 168,824     0.08%
                                  ---------------               ----------------               ------------------

Total                               $ (1,012,795)   -0.50%          $ 3,090,334    1.53%             $ 2,077,539     1.03%
                                  ===============               ================               ==================

3.  RELATED PARTY TRANSACTIONS

    The Partnership's U.S. dollar assets invested in MM LLC are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits MM LLC with interest at the prevailing 91-day U.S. Treasury bill rate. MM LLC is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to MM LLC from possession of such assets.

    Merrill Lynch charges the Partnership, through MM LLC, Merrill Lynch's cost of financing realized and unrealized losses on MM LLC's non-U.S. dollar-denominated positions.

    Through its investment in MM LLC, the Partnership pays brokerage commissions to MLPF&S at a flat monthly rate equal to .729 of 1% (an 8.75% annual rate) and pays MLIM AS LLC a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

    MLIM AS LLC estimates that the aggregate round-turn commission rates for MM LLC for the years ended December 31, 2001, 2000 and 1999 are $64, $82 and $136, respectively.

    MLPF&S currently pays the Advisors, through MM LLC, annual Consulting Fees up to 2.00% of the Partnership's average month-end assets allocated to them for management, after reduction for a portion of the brokerage commissions.

4.  ADVISORY AGREEMENTS

    Pursuant to the Advisory Agreements among the Advisors, MM LLC and MLIM AS LLC, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of MM LLC, subject to certain rights reserved by MLIM AS LLC. The Advisory Agreements generally renew annually after they are entered into, subject to certain renewal rights.

    Profit Shares, currently ranging from 20% to 23% of any New Trading Profit, as defined, recognized by each Advisor considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year and upon the net reallocation of assets away from an Advisor, are paid by MM LLC to each of the Advisors. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable of such Units.

5.  WEIGHTED AVERAGE UNITS

    The weighted average number of Units outstanding was computed for purposes of calculating net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2001, 2000 and 1999 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the year.

6.  INVESTMENT IN MM LLC

    The investment in MM LLC is reflected in the financial statements at fair value based upon the Partnership's interest in MM LLC. Fair value of the investment in MM LLC is equal to the market value of the net assets of MM LLC allocable to the Partnership as investor. The resulting difference between cost and fair value is reflected on the Statements of Operations as Income (loss) from investment.



    Total revenues and fees with respect to such investments were set forth as follows:

                                                    FOR THE YEAR ENDED        FOR THE YEAR ENDED       FOR THE YEAR ENDED
                                                     DECEMBER 31, 2001         DECEMBER 31, 2000        DECEMBER 31, 1999
                                                     -----------------         -----------------        -----------------

Realized Profit                                    $          2,049,532      $            612,769     $            586,968
Change in Unrealized Profit/Loss                               (913,578)                  855,288                   93,125
Interest Income                                                 473,244                   850,698                  911,173

Brokerage Commissions                                         1,181,604                 1,264,386                1,689,484
Administrative Fees                                              33,760                    36,125                   48,271
Profit Shares                                                   261,917                   309,854                   89,485
                                                  ----------------------    ----------------------   ----------------------

Income/(Loss) from Investment                      $            131,917      $            708,390     $           (235,974)
                                                  ======================    ======================   ======================

    Condensed statements of financial condition and statements of operations for MM LLC are set forth as follows:


                                DECEMBER 31, 2001          DECEMBER 31, 2000
                             ----------------------      ----------------------
Assets                        $        207,788,190        $        252,995,756
                             ======================      ======================

Liabilities                   $          6,324,407        $          5,383,789
Members' Capital                       201,463,783                 247,611,967
                             ----------------------      ----------------------

Total                         $        207,788,190        $        252,995,756
                             ======================      ======================


                              FOR THE YEAR ENDED           FOR THE YEAR ENDED          FOR THE YEAR ENDED
                               DECEMBER 31, 2001            DECEMBER 31, 2000           DECEMBER 31, 1999
                             ----------------------      ----------------------      ----------------------
Revenues                      $         22,936,034        $         28,324,323        $          9,090,190

Expenses                                17,756,465                  13,557,899                  10,152,017
                             ----------------------      ----------------------      ----------------------

Net Income (Loss)             $          5,179,569        $         14,766,424        $         (1,061,827)
                             ======================      ======================      ======================


7.  FAIR VALUE AND OFF-BALANCE SHEET RISK

    The nature of this Partnership has certain risks, which can not be presented on the financial statements. The following summarizes some of those risks.

    MARKET RISK

    Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently resulted in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition or, with respect to Partnership assets invested in MM LLC, the net unrealized profit as reflected in the respective Statements of Financial Condition of MM LLC. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership and MM LLC as well as the volatility and liquidity of the markets in which such derivative instruments are traded.

    MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time by the Partnership or MM LLC, and include calculating the Net Asset Value of their respective Partnership accounts and MM LLC accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations both on an Advisor-by-Advisor and on an overall Partnership basis. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIM AS LLC may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring and selection with the market risk controls being applied by the Advisors themselves.

    CREDIT RISK

    The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

    The Partnership, through MM LLC, has credit risk in respect of its counterparties and brokers, but attempts to mitigate this risk by dealing almost exclusively with Merrill Lynch entities as clearing brokers.

    The Partnership, through MM LLC, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable in the financial statements of MM LLC in the Equity in commodity futures trading accounts in the Statements of Financial Condition.

                            * * * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                               General Partner of
                           ML Futures Investments L.P.

                       ML MULTI-MANAGER PORTFOLIO LLC
                       (A DELAWARE LIMITED LIABILITY COMPANY)


                       Financial Statements for the years ended
                       December 31, 2001 and 2000 and
                       Independent Auditors' Report











[LOGO]MERRILL LYNCH

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)


TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                 1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 2001 AND 2000:

  Statements of Financial Condition                                          2

  Statements of Income                                                       3

  Statements of Changes in Members' Capital                                  4

  Notes to Financial Statements                                             5-9

INDEPENDENT AUDITORS' REPORT




To the Members of
ML Multi-Manager Portfolio LLC:

We have audited the accompanying statements of financial condition of ML Multi-Manager Portfolio LLC (the "Company") as of December 31, 2001 and 2000 and the related statements of income and of changes in members' capital for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of ML Multi-Manager Portfolio LLC as of December 31, 2001 and 2000, and the results of its operations and changes in its members' capital for the years then ended in conformity with accounting principles generally accepted in the United States of America.


DELOITTE & TOUCHE LLP


New York, New York
February 5, 2002

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2001 AND 2000

ASSETS
                                                                                      2001                            2000
                                                                                 ---------------                 ---------------
Equity in commodity futures trading accounts:
    Cash and option premiums                                                      $ 205,396,650                   $ 139,346,615
    Net unrealized profit on open contracts (Note 2)                                  2,077,539                      13,995,141
Cash                                                                                     -                            2,835,198
Commercial Paper (Cost $95,200,766)                                                      -                           95,200,766
Accrued interest (Note 4)                                                               314,001                       1,618,036
                                                                                 ---------------                 ---------------
                TOTAL                                                             $ 207,788,190                   $ 252,995,756
                                                                                 ===============                 ===============

LIABILITIES AND MEMBERS' CAPITAL

LIABILITIES:
    Brokerage commissions payable (Note 4)                                        $     967,361                   $   1,265,023
    Profit Shares payable (Note 5)                                                      685,683                       3,036,430
    Administrative fees payable (Note 4)                                                 32,650                          41,341
    Due to Invested Funds                                                             4,638,713                       1,040,995
                                                                                 ---------------                 ---------------
            Total liabilities                                                         6,324,407                       5,383,789
                                                                                 ---------------                 ---------------

MEMBERS' CAPITAL:
    Voting Members                                                                  201,463,783                     247,611,967
                                                                                 ---------------                 ---------------
            Total Members' capital                                                  201,463,783                     247,611,967
                                                                                 ---------------                 ---------------
                TOTAL                                                             $ 207,788,190                   $ 252,995,756
                                                                                 ===============                 ===============

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

REVENUES                                                                              2001                             2000
                                                                                 ---------------                 ---------------
Trading profit:
    Realized                                                                      $  26,679,581                   $   8,646,046
    Change in unrealized                                                            (11,977,991)                     11,538,356
                                                                                 ---------------                 ---------------
        Total trading results                                                        14,701,590                      20,184,402
Interest income (Note 1 & Note 4)                                                     8,234,444                       8,139,921
                                                                                 ---------------                 ---------------
        Total revenues                                                               22,936,034                      28,324,323
                                                                                 ---------------                 ---------------

EXPENSES
Brokerage commissions (Note 4)                                                       14,316,819                      10,015,693
Profit Shares (Note 5)                                                                2,968,452                       3,201,454
Administrative fees (Note 4)                                                            471,194                         340,752
                                                                                 ---------------                 ---------------
        Total expenses                                                               17,756,465                      13,557,899
                                                                                 ---------------                 ---------------

NET INCOME                                                                        $   5,179,569                   $  14,766,424
                                                                                 ===============                 ===============

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                      Voting Members
                                                     ----------------
MEMBERS' CAPITAL,
  DECEMBER 31, 1999                                   $   97,995,285

Additions                                                175,347,578

Net income                                                14,766,424

Withdrawals                                              (40,497,320)
                                                     ----------------

MEMBERS' CAPITAL,
  DECEMBER 31, 2000                                      247,611,967

Additions                                                  1,788,034

Net income                                                 5,179,569

Withdrawals                                              (53,115,787)
                                                     ----------------

MEMBERS' CAPITAL,
  DECEMBER 31, 2001                                   $  201,463,783
                                                     ================

See notes to financial statements.

ML MULTI-MANAGER PORTFOLIO LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION

    ML Multi-Manager Portfolio LLC (the "Company") was organized under the Delaware Limited Liability Company Act on May 11, 1998 and commenced trading activities on June 1, 1998. The Company engages in the speculative trading of futures, options on futures, forwards and options on forward contracts on a wide range of commodities. MLIM Alternative Strategies LLC ("MLIM AS LLC"), formerly Merrill Lynch Investment Partners, Inc. ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM") which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), has been delegated administrative authority over the Company. Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), the successor to Merrill Lynch Futures Inc. ("MLF") by merger, is the Company's commodity broker. The Company has one class of Membership Interests, Voting Interests. Voting Interests are held by multi-advisor funds managed by MLIM AS LLC ("Members"). The Members control all business activities and affairs of the Company by agreement of the majority interest of the Members, subject to the discretionary trading authority vested in and delegated to the independent trading advisors (the "Advisors") and the administrative authority vested in and delegated to MLIM AS LLC. Each Member is a "commodity pool" sponsored and controlled by MLIM AS LLC and shares in the Trading results of the Company in proportion to their respective capital accounts.

    Effective May 31, 2001, MLIP converted to a Delaware limited liability company and changed its name. Effective August 14, 2001, Merrill Lynch Group, Inc. contributed all of the issued and outstanding shares of MLIM AS LLC to its affiliate MLIM in a tax-free reorganization. All of the officers of MLIP at the time continued with their former roles with MLIM AS LLC. The changes had no impact on the Company's investors. Effective November 2, 2001, MLF merged into its affiliate, MLPF&S, a wholly owned subsidiary of Merrill Lynch. MLPF&S became the successor party to the agreements between MLF and the Company. The terms of the agreements remained unchanged and the merger had no effect on the terms on which the Company's transactions were executed.

    MLIM AS LLC selects independent advisors to manage the Company's assets, and allocates and reallocates the Company's assets among existing, replacement and additional Advisors.

    ESTIMATES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CASH MANAGEMENT

    As of June 2000, the Company began an Income Enhancement Program, whereas, a portion of its assets could be invested in Commercial Paper. This was done to improve the yield on the cash assets not required for margin for trading purposes. These holdings generally have maturities of 30, 60, or 90 days and are held to maturity. As of December 31, 2001, the Income Enhancement Program is inactive.

    One Member may invest assets that are not allocated to any Advisor directly into the Income Enhancement Program. This member would receive a priority allocation of interest income earned on these assets before the allocation of interest income in proportion to those Members whose assets are allocated for trading purposes.

    REVENUE RECOGNITION

    Commodity futures, options on futures, forwards and options on forward contracts are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The Change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized under Trading profit in the Statements of Income.


    FOREIGN CURRENCY TRANSACTIONS

    The Company's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

    INCOME TAXES

    No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member's respective share of the Company's income and expenses as reported for income tax purposes.

    DISTRIBUTIONS

    The Members are entitled to receive any distributions which may be made by the Company in proportion to their respective capital accounts. No such distributions have been declared for the years ended December 31, 2001 or 2000.

    WITHDRAWALS

    Each Member may withdraw some or all of such Members' capital at the Net Asset Value as of the close of business on any business day. There are no withdrawal fees or charges.

    DISSOLUTION OF THE COMPANY

    The Company will terminate on December 31, 2028 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Organization Agreement.

2.  CONDENSED SCHEDULE OF INVESTMENTS

    In March 2001, the American Institute of Certified Public Accountants' Accounting Standards Executive Committee issued Statement of Position ("SOP") 01-1, "Amendment to Scope of Statement of Position 95-2,
    Financial Reporting by Nonpublic Investment Partnerships, to Include Commodity Pools" effective for fiscal years ending after December 15, 2001. Accordingly, commodity pools are now required to include a condensed schedule of investments identifying those investments, which constitute more than 5% of net assets, taking long and short positions into account separately.

    The Company's investments, defined as Net unrealized profit on open contracts in the Statement of Financial Condition as of December 31, 2001 is as follows.

                                             LONG POSTIONS                  SHORT POSITIONS
                                             -------------                  ---------------          NET UNREALIZED
                                       UNREALIZED    PERCENT OF       UNREALIZED     PERCENT OF     PROFIT (LOSS) ON   PERCENT OF
COMMODITY INDUSTRY SECTOR            PROFIT (LOSS)   NET ASSETS      PROFIT (LOSS)   NET ASSETS      OPEN POSITIONS    NET ASSETS
-------------------------            -------------   ----------      -------------   ----------      --------------    ----------
Agriculture                            $    (98,523)      -0.05%        $   278,886         0.14%         $   180,363         0.09%
Currencies                                 (518,547)      -0.26%          3,164,842         1.57%           2,646,295         1.31%
Energy                                       (8,555)       0.00%           (109,665)       -0.05%            (118,220)       -0.06%
Interest rates                             (310,862)      -0.15%            159,725         0.08%            (151,137)       -0.08%
Metals                                     (227,476)      -0.11%           (421,110)       -0.21%            (648,586)       -0.32%
Stock indices                               151,168        0.08%             17,656         0.01%             168,824         0.08%
                                     ---------------                ----------------                ------------------

Total                                  $ (1,012,795)      -0.50%        $ 3,090,334         1.53%         $ 2,077,539         1.03%
                                     ===============                ================                ==================


3.  FINANCIAL DATA HIGHLIGHTS

    The following ratios have been derived from information provided in the financial statements for the year ended December 31, 2001.

Total investment return,
compounded monthly                                 2.09%
                                              ==========

RATIO TO AVERAGE NET ASSETS

Expenses                                           7.91%
                                              ==========

Net income                                         2.31%
                                              ==========

4.  RELATED PARTY TRANSACTIONS

    Currently, all of the Company's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Company with interest at the prevailing 91-day U.S. Treasury bill rate. The Company is credited with interest on any of its assets and net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit, in excess of the interest, which Merrill Lynch pays to the Company from the possession of such assets.

    Merrill Lynch charges the Company Merrill Lynch's cost of financing realized and unrealized losses on the Company's non-U.S. dollar-denominated positions.

    As of June 2000, the Company can invest in Commercial Paper. MLPF&S acts as custodian for these assets. As of December 31, 2001, no Commercial Paper was held.

    Following the allocation of the Company's trading profit and interest income among the Members' Capital Accounts, MLIM AS LLC calculates the brokerage commissions, Profit Shares, administrative fees and other expenses due from the Company to third parties, relating to the Company's trading on behalf of the Members. Such brokerage commissions, fees and expenses are specifically allocated as of the end of each accounting period (not pro rata based on the Members' respective capital accounts) to, and deducted from, the Members' capital accounts and paid out by the Company. The Company pays brokerage commissions to MLPF&S at a flat monthly rate reflecting the fee arrangement between each Member and MLPF&S. For the years ended December 31, 2001 and 2000, the monthly rates for Members ranged from .291 of 1% (a 3.50% annual rate) to .729 of 1% (an 8.75% annual rate) of each Member's month-end assets invested in the Company.

    The Company pays MLIM AS LLC a monthly administrative fee ranging from .021 of 1% (a 0.25% annual rate) to .083 of 1% (a 1.00% annual rate) of each Member's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

    MLPF&S pays the Advisors annual Consulting Fees up to 2% of the Company's average month-end assets allocated to them for management after reduction for a portion of the brokerage commissions.

5.  ADVISORY AGREEMENTS

    Pursuant to the Advisory Agreements among the Advisors, the Company and MLIM AS LLC, the Advisors determine the commodity futures, options on futures, forwards and options on forward contracts traded on behalf of the Company, subject to certain rights reserved by MLIM AS LLC. The Advisory Agreements generally renew one year after they are entered into, subject to certain renewal rights exercisable by the Company.

    The Company pays, from the Capital Account of each Member, to the Advisors quarterly or annual Profit Shares generally ranging from 20% to 23% of any New Trading Profit, as defined, recognized by each Advisor, attributable to each Member's Capital Account, considered individually irrespective of the overall performance of the such Member's Capital Account. Profit Shares, which are calculated separately in respect of each Member's Capital Account, are determined as of the end of each calendar quarter or year and are also paid to each Advisor upon the withdrawal of capital from the Company by a Member for whatever purpose, other than to pay expenses and upon the reallocation of assets away from an Advisor.

6.  FAIR VALUE AND OFF-BALANCE SHEET RISK

    The nature of this Company has certain risks, which can not be presented on the financial statements. The following summarizes some of those risks.

    MARKET RISK

    Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Company's net unrealized profit on such derivative instruments as reflected in the Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Company as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

    MLIM AS LLC has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors, calculating the Net Asset Value of the Company as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIM AS LLC does not itself intervene in the markets to hedge or diversify the Company's market exposure, MLIM AS LLC may urge the Advisors to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that the Advisors have begun to deviate from past practice or trading policies or to be trading erratically, MLIM AS LLC's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by the Advisors themselves.

    CREDIT RISK

    The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

    The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Company attempts to mitigate this risk by dealing almost exclusively with Merrill Lynch entities as clearing brokers.

    The Company, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in the Equity in commodity futures trading accounts in the Statements of Financial Condition.








                                 * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                               Michael L. Pungello
                             Chief Financial Officer
                         MLIM Alternative Strategies LLC
                           Commodity Pool Operator of
                         ML Multi-Manager Portfolio LLC